Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 2, 2020

Dynagas LNG Partners LP
Poseidonos & Foivis 2 Street
16674 Glyfada, Athens, Greece
Attn: Michael Gregos

Re: Dynagas LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel for Dynagas LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), on matters of the law of the Republic of the Marshall Islands in connection with (i) the Partnership’s at-the-market offering (the “Offering”) of common units, having an aggregate offering price of up to US$30.0 million (the “Common Units”); (ii) the ATM Sales Agreement, dated July 2, 2020 (the “ATM Sales Agreement”), among the Partnership, Dynagas GP LLC (together with the Partnership, the “Partnership Entities”) and Virtu Americas LLC, as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Partnership may offer the Common Units through the Agent, from time to time; (iii) the preparation of the Partnership’s registration statement on Form F-3 (File No. 333-222237), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on January 12, 2018 (the “Registration Statement”); (iv) a prospectus included therein (the “Base Prospectus”) and (v) a prospectus supplement thereto dated July 2, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the ATM Sales Agreement, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, (v) the Fourth Amended and Restated Agreement of Limited Partnership, dated October 23, 2018, of the Partnership (the “Partnership Agreement”), the ATM Sales Agreement and (vi) such other corporate documents and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Partnership and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Partnership Entities; (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; and (iii) that the Common Units will be issued in accordance with the terms of the ATM Sales Agreement.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Common Units, there will not have occurred any change in the law or the facts affecting the validity of the Common Units.

With respect to the Common Units, we have assumed that, as of each and every time any of the Common Units are issued in accordance with the ATM Sales Agreement, the Partnership will have a sufficient number of authorized and unissued Common Units available for issuance under its Certificate of Limited Partnership, as amended.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Common Units have been duly authorized and when issued, sold and paid for as contemplated in the Partnership Agreement, Prospectus and ATM Sales Agreement, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Partnership’s Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP